UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 30, 2016

RISE RESOURCES INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53848	30-0692325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

488 – 1090 West Georgia Street

Vancouver, British Columbia

Canada

(Address of principal executive offices)

V6E 3V7

(Zip Code)

Registrant’s telephone number, including area code:  (236) 521-0583

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the exchange Act (17 CFR 240.13e -4)

Item 8.01 Other Events

On August 30, 2016, Rise Resources Inc. (the “Company”) entered into an option agreement with three parties to purchase an undivided 100% interest in and to certain mineral lands and surface rights in the United States.  A significant historic gold mine is located on the property, which consists solely of private land.  The project was a leading gold producer in the United States and was in the process of a major production expansion before being suddenly shut down during World War II, and the Company believes it can prepare a mineral resource estimate, exploration plan, and a preliminary mine plan through processing historic data on the property within two months of the closing of the purchase.

Upon the execution of the option agreement, the Company paid the purchasers a non-refundable cash deposit in the amount of $25,000, and an additional cash payment of $2,000,000 is required to exercise the option. The Company will provide further details regarding the project if and when it decides to exercise the option.

In addition, on October 6, 2016, the Company announced a non-brokered private placement of up to 17,500,000 units at a price of $0.20 per unit for gross proceeds of up to $3,500,000 (the “Private Placement”).  Each unit will consist of one share of the Company’s common stock and one-half of a transferable share purchase warrant, with each whole warrant exercisable into one share of common stock at a price of $0.40 for a period of two years from the date of issuance.  All securities issued pursuant to the Private Placement will be subject to statutory hold periods in accordance with applicable United States and Canadian securities laws for a minimum of four months and a day.

The Company expects to use the proceeds from the Private Placement for the option exercise described above, of which there is no guarantee, and for general working capital purposes.  The Company may pay finder’s fees to eligible persons in accordance with applicable securities laws and regulatory policies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 7, 2016

RISE RESOURCES INC.

/s/ Benjamin Mossman
Benjamin Mossman
Chief Executive Officer, Director